Exhibit 99.1

DATE: May 5, 2015

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Posts Third Consecutive Quarterly Profit

Continued strong oil growth; company-wide cost improvements

Raising 2015 production guidance without increasing capital

TULSA, Okla. – WPX Energy’s (NYSE: WPX) first-quarter 2015 results mark the company’s third consecutive quarterly profit.

WPX reported unaudited net income of $67 million for first-quarter 2015 vs. $18 million a year ago. Net income from continuing operations attributable to WPX Energy was $22 million in first-quarter 2015. On an adjusted basis, first-quarter 2015 income from continuing operations was $19 million despite materially lower commodity prices. A year ago, WPX had adjusted income from continuing operations of $26 million. A reconciliation between net and adjusted income accompanies this press release.

WPX’s operational and financial focus on margins helped overcome commodity prices that drove product revenues down $220 million, or 42 percent, vs. a year ago. Oil prices were down more than 50 percent.

“We continue to move the needle on well costs, operating costs, production and deal flow. This was a tremendous quarter for us when you consider just how far commodity prices fell and what we still achieved in earnings per share,” says Rick Muncrief, chief executive officer.

HIGHLIGHTS

As a result of targeted capital allocations, productive discussions with service providers, ongoing process improvements and continued resource assessment, WPX:

•	Increased crude oil volumes 79% vs. 1Q a year ago

•	Set a new high for total liquids production, surpassing 50,000 barrels per day

•	Reduced stimulation costs in the San Juan Gallup oil play 50% vs. 2014 average

•	Improved spud-to-spud time in the San Juan Gallup by 17% vs. 4Q 2014

•	Reduced LOE/Boe in the Williston Basin by 30% vs. 1Q a year ago

•	Brought two new Niobrara wells online that each posted I.P. rates of more than 10 MMcf/d

•	Decreased LOE, G&A and overall operating expenses vs. 1Q a year ago

As part of its long-term strategy to improve margins, WPX has taken steps to lower the basis differential on its San Juan Basin Gallup oil sales from roughly $13 per barrel during 2014 to approximately $8 to $10 per barrel. WPX will start to realize a portion of this benefit in the second quarter, with the full impact realized in the second half of the year and beyond.

In the same basin, WPX also continues to build out a new oil, gas and water gathering system for its Gallup development activity. Last year WPX installed 95 miles of pipeline. WPX installed another 37 miles of pipe during the first quarter, with plans to construct another 55 miles during the balance of the year. This ultimately furthers margin expansion efforts in the basin.

FIRST-QUARTER 2015 FINANCIAL RESULTS

As previously noted, WPX reported unaudited net income attributable to WPX Energy of $67 million for first-quarter 2015, or income of $0.32 per share on a diluted basis, compared with net income of $18 million, or income of $0.09 per share, in first-quarter 2014.

First-quarter net income included the pre-tax benefit of $122 million in net gains on production-related derivatives primarily associated with future cash realizations, a $69 million pre-tax gain on the sale of the company’s assets in northeast Pennsylvania, $46 million of net income related to discontinued operations and a $32 million pre-tax benefit from gas management, inclusive of related derivative impacts.

The benefit of significantly higher oil volumes and decreased costs during first-quarter 2015 was offset by a decline in prices. Total product revenues of $307 million in first-quarter 2015 were 42 percent lower than a year ago. Oil and natural gas liquids accounted for 46 percent of WPX’s first-quarter 2015 product revenue vs. 40 percent a year ago.

Net income from continuing operations attributable to WPX Energy was $22 million in first-quarter 2015, or income of $0.11 per share on a diluted basis.

Excluding unrealized mark-to-market gains (losses), gain on the sale of Appalachian Basin assets, contract termination and early rig release expenses, and severance and relocation costs, WPX had adjusted income from continuing operations of $19 million, or income of $0.09 per share on a diluted basis, for first-quarter 2015 despite materially lower commodity prices. A year ago, WPX had adjusted income from continuing operations of $26 million, or income of $0.13 per share, in the same period. A reconciliation accompanies this press release.

Adjusted net income reflects WPX’s ability to grow oil volumes and lower costs. Expanding margins through these means is a key part of the company’s long-term, multi-year strategy to grow earnings per share.

The weighted average gross sales price – prior to revenue deductions – for natural gas was $2.90 per Mcf in first-quarter 2015, down 40 percent compared with $4.84 per Mcf a year ago.

The weighted average gross sales price – prior to revenue deductions – for oil was $38.34 per barrel in first-quarter 2015, down 57 percent compared with $88.40 per barrel a year ago.

The weighted average gross sales price – prior to revenue deductions – for NGL was $22.74 per barrel in first-quarter 2015, down 54 percent compared with $49.14 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for first-quarter 2015 was $252 million, compared with $277 million for the same period in 2014.

The benefit of higher oil volumes in first-quarter 2015 was more than offset by the impact of lower net realized average prices for all of the company’s products, which drove a 42 percent reduction in product revenue. Net realized average prices for both oil and natural gas liquids in first-quarter 2015 were less than half of what the company realized a year ago.

EBITDAX (non-GAAP)	First Quarter
	2015 millions	2014 millions
Net income (loss)	$68	$19
Interest expense	$33	$29
Provision (benefit) for income taxes	$13	$13
Depreciation, depletion and amortization	$216	$193
Exploration expenses	$7	$15

EBITDAX	$337	$269

Gain on sale of assets	($69)	—
Net (gain) loss on derivatives	($105)	$195
Net cash received (paid) related to settlement of derivatives	$135	($168)
(Income) loss from discontinued operations	($46)	($19)

Adjusted EBITDAX	$252	$277

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for gain (loss) on asset sales, net (gain) loss on derivatives, net cash received (paid) on settlement of derivatives, and (income) loss from discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall first-quarter 2015 production was 169.1 Mboe/d, or 1,014 MMcfe/d, which was higher than the company’s guidance of 155 to 161 Mboe/d. Volumes for all three of the company’s products were higher than expected.

Average Daily Production	1Q			4Q Sequential
	2015	2014	Change	2014	Change
Natural gas (MMcf/d)
Piceance Basin	529	598	-11%	533	-1%
Appalachian Basin	39	78	-50%	79	-51%
San Juan Basin	118	107	10%	115	3%
Other	19	12	58%	15	27%

Subtotal (MMcf/d)	705	795	-11%	742	-5%

Oil (Mbbl/d)
Williston Basin	24.9	15.6	60%	23.4	6%
San Juan Basin	8.1	1.7	376%	7.0	16%
Piceance Basin	1.6	1.9	-16%	1.9	-16%
Other	0.0	0.1	-100%	0.1	-100%

Subtotal (Mbbl/d)	34.6	19.3	79%	32.3	7%

NGLs (Mbbl/d)
Piceance	12.7	16.0	-21%	12.4	2%
Other	4.2	1.6	163%	3.5	20%

Subtotal (Mbbl/d)	16.9	17.6	-4%	15.9	6%

Total Production (MMcfe/d)	1,014	1,016	0%	1,032	-2%

Total Production (Mboe/d)	169.1	169.4	0%	171.9	-2%

Powder River Basin and International volumes are excluded and reported as discontinued operations.

1Q 2014 includes 132 MMcfe/d of Piceance and Marcellus volumes that have since been divested.

4Q 2014 includes 46 MMcfe/d of Marcellus volumes that have since been divested.

1Q 2015 includes 15 MMcfe/d of Marcellus volumes that have since been divested.

After adjusting for the impact of certain Piceance and Marcellus volumes divested in 2014 and 2015, WPX’s overall equivalent volumes would have increased 13 percent in first-quarter 2015 vs. a year ago. Details are available in the production table footnotes.

WPX’s oil production climbed again, surging 79 percent from 19,300 barrels per day a year ago to 34,600 barrels per day in first-quarter 2015. Oil growth was driven by a 60 percent increase in the Williston Basin and a 376 percent increase in the San Juan Basin vs. a year ago.

Oil volumes also grew vs. the most recent quarter, increasing 6 percent in the Williston Basin, 16 percent in the San Juan Basin and 7 percent overall compared with fourth-quarter 2014.

Total liquids production surpassed 50,000 barrels per day for the first time at WPX, with oil and natural gas liquids (NGL) volumes accounting for 30 percent of the company’s overall production. Oil alone accounted for 20 percent of total production, up 9 percent vs. a year ago.

First-quarter 2015 natural gas production was 705 MMcf/d compared with 795 MMcf/d a year ago. Both periods include certain volumes that have been divested.

NGL volumes were 16,900 barrels per day in first-quarter 2015, up 6 percent vs. the most recent quarter and down 4 percent compared with a year ago. The ethane recovery rate was 17 percent in first-quarter 2015.

EXPENSES

WPX’s operating expenses – excluding exploration expense – decreased from $444 million a year ago to $432 million in first-quarter 2015.

Results for lease and facility operating expense and gathering, processing and transportation expense beat WPX’s guidance. Taxes other than income, depreciation, depletion and amortization, and general and administrative expenses were within the range of expectations.

WPX’s lease and facility operating expenses decreased 5 percent from $60 million a year ago to $57 million in first-quarter 2015 resulting from lower natural gas volumes associated with the prior sale of certain Piceance and Marcellus volumes. Structural cost improvements for water management practices in the Piceance Basin also are a contributing factor.

Gathering, processing and transportation charges decreased 18 percent from $89 million a year ago to $73 million in first-quarter 2015. The decrease is primarily attributable to lower gas volumes. WPX also is investing capital this year to expand its water, oil and gas gathering system in the San Juan Basin. Approximately 45 percent of WPX’s Gallup oil production currently runs through this system.

Taxes other than income decreased significantly from $35 million a year ago to $22 million in first-quarter 2015. This is primarily due to lower commodity prices and lower natural gas volumes.

Depreciation, depletion and amortization expense increased 12 percent from $193 million a year ago to $216 million in first-quarter 2015 as a result of higher oil production volumes. WPX also adjusted the reserve base used in the calculation of the company’s DD&A rate to reflect the impact of a decrease in the 12-month historical average commodity price.

General and administrative expenses decreased 4 percent from $67 million a year ago to $64 million in first-quarter 2015 primarily from structural improvements WPX is making in its labor costs.

First-quarter 2015 G&A included approximately $8 million in severance costs associated with workforce reductions and relocation costs for an office consolidation. Minus the relocation and severance costs, G&A expense decreased approximately 16 percent vs. a year ago.

CORE BASIN HIGHLIGHTS

In the San Juan Gallup oil play, WPX is reducing stimulation costs by more than 50 percent vs. its average in 2014 and decreased its spud-to-rig release time to 10.3 days per well. This is an improvement of 18 percent compared to an average of 12.5 days in fourth-quarter 2014.

WPX also set new bests for drilling time and feet drilled on Gallup wells during the first quarter, drilling one of its wells in just 8.0 days and drilling 4,600 feet in a 24-hour period on another.

In the Williston Basin, WPX has reduced its cycle times by more than 30 percent since its entry in the play. The company averaged 25.1 days per well in first-quarter 2015. This is driven by technical changes, crew consistency, vendor availability and equipment improvements.

WPX also reduced its total LOE in the Williston to $7.43 per barrel in first-quarter 2015, down 30 percent from $10.56 per barrel in the first quarter a year ago.

In the Piceance Basin, WPX completed its first two-well horizontal Niobrara pad. Both wells produced an initial high of more than 10 million cubic feet per day at a flowing pressure of 7,500 pounds per square inch. The company has two more Niobrara wells scheduled for completion in May that were drilled in the first quarter.

Additionally, WPX increased its water injection disposal capacity in the Piceance by 7,000 barrels per day during the first quarter, resulting in anticipated cost savings of more than $800,000 per month.

DEVELOPMENT ACTIVITY SUMMARY

During first-quarter 2015, WPX participated in the completion of 47 gross (44 net) wells, including 20 in the Piceance, 15 in the San Juan Gallup oil play, nine in the Williston Basin and three gross non-operated wells.

Drilling activity during first-quarter 2015 was comprised of 53 gross (46 net) spuds, including 33 gross (29 net) in the Piceance, 17 gross (14 net) in the San Juan Gallup and three gross (three net) in the Williston.

WPX’s first-quarter capital expenditure activity was $297 million, in line with the company’s guidance of $285 million to $335 million.

Activity was higher early in the quarter before WPX reduced its rig count by 10 and temporarily suspended completions in the Piceance Basin to realign operational costs.

Planned capital investments for new activity in full-year 2015 are in line with the company’s guidance of $675 million to $775 million. A slower run rate for the latter half of the year is expected to offset a stronger run rate in the first two quarters.

CASH AND LIQUIDITY

Net cash provided by operating activities for first-quarter 2015 was $194 million vs. $206 million a year ago. At March 31, 2015, WPX had approximately $82 million in unrestricted cash and cash equivalents.

During the first quarter, WPX also received approximately $568 million in cash from asset sales. The company primarily used these funds to repay prior borrowings on its $1.5 billion senior unsecured credit facility.

WPX’s total liquidity at March 31, 2015, was approximately $1.6 billion including its revolver capacity.

DIVESTITURE UPDATE

Subsequent to the close of the first quarter, yesterday WPX announced that it agreed to sell a package of Marcellus Shale marketing contracts and release certain related firm transportation capacity for an amount in excess of $200 million.

The new agreement marks WPX’s second transaction monetizing its Marcellus Shale holdings. During the first quarter, WPX completed the sale of its northeast Pennsylvania Marcellus Shale operations, as well as the sale of its international interests. The company primarily used the proceeds to repay prior borrowings from its credit revolver.

Additionally, WPX’s sale of its Powder River Basin operations did not successfully close in March. WPX subsequently terminated the transaction with the counterparty and continues to market the properties for divestiture.

GUIDANCE UPDATE

WPX is now targeting 20 to 25 percent growth in oil volumes this year, up from its original expectation of 15 to 20 percent growth announced in February.

Driven by continued growth in oil volumes, WPX is raising its full-year 2015 production guidance to a range of 152 to 160 Mboe/d, up from its original estimate of 146 to 154 Mboe/d.

WPX’s guidance for 2015 capital spending remains the same as its original forecast of $675 million to $775 million. Approximately $20 million of this amount was shifted from the Piceance Basin to the San Juan Basin.

Further details about WPX’s full-year 2015 guidance – including the benefit of cost improvements – are available in the first-quarter slide deck available for download at www.wpxenergy.com.

WEDNESDAY CONFERENCE CALL

WPX management will discuss its first-quarter 2015 results during a webcast on Wednesday morning, May 6, beginning at 10 a.m. Eastern.

Participants are encouraged to access the event at www.wpxenergy.com. The slides for the webcast are already available for download at the same website.

A limited number of phone lines also will be available at (877) 201-0168. International callers should dial (647) 788-4901. The conference identification code is 7358050. A replay of the webcast will be available on WPX’s website for one year following the event.

Form 10-Q

WPX plans to file its first-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy develops and operates oil and gas producing properties in North Dakota, New Mexico and Colorado. The company has a long history of innovation and stakeholder engagement, recognized through more than 40 local, state, federal and industry awards.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr

Revenues:
Product revenues:
Natural gas sales	$317	$262	$201	$222	$1,002	$167
Oil and condensate sales	149	194	199	182	724	117
Natural gas liquid sales	61	54	53	37	205	23

Total product revenues	527	510	453	441	1,931	307
Gas management	561	231	145	183	1,120	158
Net gain (loss) on derivatives	(195)	(17)	148	498	434	105
Other	1	3	1	3	8	2

Total revenues	894	727	747	1,125	3,493	572

Costs and expenses:
Lease and facility operating	60	59	63	62	244	57
Gathering, processing and transportation	89	78	82	79	328	73
Taxes other than income	35	33	32	26	126	22
Gas management, including charges for unutilized pipeline capacity	391	233	164	199	987	109
Exploration	15	54	28	76	173	7
Depreciation, depletion and amortization	193	202	201	214	810	216
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	20	20	—
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—
Gain on sale of assets	—	—	—	—	—	(69)
General and administrative	67	70	71	63	271	64
Other-net	2	1	3	6	12	26

Total costs and expenses	852	925	645	745	3,167	505

Operating income (loss)	42	(198)	102	380	326	67

Interest expense	(29)	(28)	(31)	(35)	(123)	(33)
Investment income and other	—	—	—	1	1	1

Income (loss) from continuing operations before income taxes	$13	$(226)	$71	$346	$204	$35

Provision (benefit) for income taxes	13	(82)	25	119	75	13

Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22
Income (loss) from discontinued operations	19	11	20	(8)	42	46

Net income (loss)	$19	$(133)	$66	$219	$171	$68
Less: Net income (loss) attributable to noncontrolling interests	1	2	4	—	7	1

Net income (loss) attributable to WPX Energy, Inc.	$18	$(135)	$62	$219	$164	$67

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22
Income (loss) from discontinued operations	18	9	16	(8)	35	45

Net income (loss)	$18	$(135)	$62	$219	$164	$67

Summary of Production Volumes (1)
Natural gas (MMcf)	71,531	71,972	68,614	68,270	280,386	63,476
Oil (MBbls)	1,737	2,159	2,373	2,975	9,244	3,117
Natural gas liquids (MBbls)	1,587	1,625	1,574	1,464	6,250	1,518
Combined equivalent volumes (MMcfe) (2)	91,475	94,680	92,295	94,902	373,352	91,291
Combined equivalent volumes (MBoe) (3)	15,246	15,780	15,383	15,817	62,225	15,215

(1) Excludes our Powder River Basin and international operations, which were classified as discontinued operations.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.
(3) MMcfe is converted to MBoe using the ratio of one barrel to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Natural gas (per Mcf)	$4.42	$3.66	$2.92	$3.25	$3.57	$2.62
Oil (per barrel)	$86.24	$89.24	$84.11	$61.14	$78.32	$37.64
Natural gas liquids (per barrel)	$38.27	$33.58	$33.64	$25.04	$32.79	$15.40

(1) Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$3.99	$3.75	$4.05	$3.90	$3.92	$3.73
Gathering, processing and transportation	$5.81	$4.99	$5.32	$5.00	$5.28	$4.80
Taxes other than income	$2.27	$2.11	$2.09	$1.62	$2.02	$1.45
Depreciation, depletion and amortization	$12.67	$12.79	$13.09	$13.52	$13.02	$14.21
General and administrative	$4.42	$4.40	$4.61	$4.01	$4.35	$4.21

(1) Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$—	$(144)	$46	$227	$129	$22

Income (loss) from continuing operations - diluted earnings per share	$—	$(0.71)	$0.23	$1.10	$0.62	$0.11

Pre-tax adjustments:

Impairment of producing properties, costs of acquired unproved reserves and leasehold (1)	$—	$—	$—	$20	$20	$—
Impairments- exploratory related	$—	$40	$22	$67	$129	$—
Loss on sale of working interests in the Piceance Basin	$—	$195	$1	$—	$196	$—
Gain on sale of assets	$—	$—	$—	$—	$—	$(69)
Expense related to Early Exit Program	$—	$2	$8	$—	$10	$—
Contract termination and early rig release expenses	$—	$—	$6	$6	$12	$26
Assignment of natural gas storage commitment	$—	$—	$—	$14	$14	$—
Costs related to severance and relocation	$—	$—	$—	$—	$—	$8
Unrealized MTM (gain) loss	$27	$—	$(133)	$(453)	$(559)	$30

Total pre-tax adjustments	$27	$237	$(96)	$(346)	$(178)	$(5)
Less tax effect for above items	$(10)	$(87)	$35	$126	$64	$2
Impact of new state tax law in New York (net of federal benefit)	$9	$—	$—	$—	$9	$—

Total adjustments, after-tax	$26	$150	$(61)	$(220)	$(105)	$(3)

Adjusted income (loss) from continuing operations available to common stockholders	$26	$6	$(15)	$7	$24	$19

Adjusted diluted earnings (loss) per common share	$0.13	$0.03	$(0.07)	$0.03	$0.12	$0.09

Diluted weighted-average shares (millions)	205.2	202.7	207.5	206.3	206.3	205.9

(1) These items are presented net of amounts attributable to noncontrolling interests.

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$19	$(133)	$66	$219	$171	$68
Interest expense	29	28	31	35	123	33
Provision (benefit) for income taxes	13	(82)	25	119	75	13
Depreciation, depletion and amortization	193	202	201	214	810	216
Exploration expenses	15	54	28	76	173	7

EBITDAX	269	69	351	663	1,352	337
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	—	20	20	—
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—
Gain on sale of assets	—	—	—	—	—	(69)
Net (gain) loss on derivatives	195	17	(148)	(498)	(434)	(105)
Net cash received (paid) related to settlement of derivatives	(168)	(17)	15	45	(125)	135
(Income) loss from discontinued operations	(19)	(11)	(20)	8	(42)	(46)

Adjusted EBITDAX	$277	$253	$199	$238	$967	$252

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2015	2014
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$167	$317
Oil and condensate sales	117	149
Natural gas liquid sales	23	61

Total product revenues	307	527
Gas management	158	561
Net gain (loss) on derivatives	105	(195)
Other	2	1

Total revenues	572	894

Costs and expenses:
Lease and facility operating	57	60
Gathering, processing and transportation	73	89
Taxes other than income	22	35
Gas management, including charges for unutilized pipeline capacity	109	391
Exploration	7	15
Depreciation, depletion and amortization	216	193
Gain on sale of assets	(69)	—
General and administrative	64	67
Other - net	26	2

Total costs and expenses	505	852

Operating income (loss)	67	42
Interest expense	(33)	(29)
Investment income and other	1	—

Income (loss) from continuing operations before income taxes	35	13
Provision (benefit) for income taxes	13	13

Income (loss) from continuing operations	22	—
Income (loss) from discontinued operations	46	19

Net income (loss)	68	19
Less: Net income (loss) attributable to noncontrolling interests	1	1

Net income (loss) attributable to WPX Energy, Inc.	$67	$18

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$22	$—
Income (loss) from discontinued operations	45	18

Net income (loss)	$67	$18

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—
Income (loss) from discontinued operations	0.22	0.09

Net income (loss)	$0.33	$0.09

Basic weighted-average shares (millions)	204.1	201.5

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—
Income (loss) from discontinued operations	0.21	0.09

Net income (loss)	$0.32	$0.09

Diluted weighted-average shares (millions)	205.9	205.2

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2015	December 31, 2014
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$82	$41
Accounts receivable, net of allowance of $6 million as of March 31, 2015 and December 31, 2014	347	459
Derivative assets	431	498
Inventories	49	45
Margin deposits	18	27
Assets classified as held for sale	132	773
Other	28	26

Total current assets	1,087	1,869
Properties and equipment (successful efforts method of accounting)	12,041	11,753
Less: Accumulated depreciation, depletion and amortization	(5,130)	(4,911)

Properties and equipment, net	6,911	6,842
Derivative assets	58	38
Other noncurrent assets	47	49

Total assets	$8,103	$8,798

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$464	$712
Accrued and other current liabilities	139	177
Liabilities associated with assets held for sale	47	132
Deferred income taxes	164	151
Derivative liabilities	22	37

Total current liabilities	836	1,209
Deferred income taxes	614	621
Long-term debt	2,000	2,280
Derivative liabilities	2	5
Asset retirement obligations	203	198
Other noncurrent liabilities	59	57

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common stock (2 billion shares authorized at $0.01 par value; 204.8 million shares issued at March 31, 2015 and 203.7 million shares issued at December 31, 2014)	2	2
Additional paid-in-capital	5,564	5,562
Accumulated deficit	(1,177)	(1,244)
Accumulated other comprehensive income (loss)	—	(1)

Total stockholders’ equity	4,389	4,319
Noncontrolling interests in consolidated subsidiaries	—	109

Total equity	4,389	4,428

Total liabilities and equity	$8,103	$8,798

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2015	2014
	(Millions)
Operating Activities
Net income (loss)	$68	$19
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	216	207
Deferred income tax provision (benefit)	4	21
Provision for impairment of properties and equipment (including certain exploration expenses)	15	11
Amortization of stock-based awards	9	7
(Gain) loss on sale of international interests and domestic assets	(110)	—
Cash provided (used) by operating assets and liabilities:
Accounts receivable	110	(128)
Inventories	(3)	4
Margin deposits and customer margin deposits payable	8	(44)
Other current assets	(5)	20
Accounts payable	(90)	104
Accrued and other current liabilities	(62)	(51)
Changes in current and noncurrent derivative assets and liabilities	30	27
Other, including changes in other noncurrent assets and liabilities	4	9

Net cash provided by operating activities	194	206

Investing Activities
Capital expenditures(a)	(480)	(352)
Proceeds from sale of international interests and domestic assets	563	—
Other	4	(2)

Net cash provided by (used in) investing activities	87	(354)

Financing Activities
Proceeds from common stock	2	4
Borrowings on credit facility	181	622
Payments on credit facility	(461)	(497)
Other	9	(17)

Net cash provided by (used in) financing activities	(269)	112

Net increase (decrease) in cash and cash equivalents	12	(36)
Effect of exchange rate changes on international cash and cash equivalents	—	(5)
Cash and cash equivalents at beginning of period(b)	70	99

Cash and cash equivalents at end of period	$82	$58

(a) Increase to properties and equipment	$(297)	$(372)
Changes in related accounts payable and accounts receivable	(183)	20

Capital expenditures	$(480)	$(352)

(b)	For periods prior to sale, amounts include cash associated with our international operations and represents the difference between amounts reported as cash on the Consolidated Balance Sheet.